EXECUTION COPY



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                             SHAREHOLDERS' AGREEMENT

                                  by and among

                         WORLD MOTOR HOLDINGS S. a r.l.
                          BS INVESTIMENTI S.G.R. S.p.A.
                            BS PRIVATE EQUITY S.p.A.
                        HOSPITALS OF ONTARIO PENSION PLAN
                                WORLD MOTORS S.A.
                             WORLD MOTORS RED S.c.A.
                                       and
                            WORLD MOTORS WHITE S.c.A.

                           Dated as of March 27, 2006



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                                TABLE OF CONTENTS
                                -----------------

ARTICLE I     DEFINITIONS......................................................2
    SECTION 1.1 DEFINITIONS....................................................2
    SECTION 1.2 GENERAL INTERPRETATIVE PRINCIPLES..............................7
ARTICLE II  GOVERNANCE OF THE LUXCO HOLDINGS...................................7
    SECTION 2.1 BOARD OF DIRECTORS OF WM.......................................7
    SECTION 2.2 SHAREHOLDERS' MEETINGS OF WM...................................8
    SECTION 2.3 MANAGERS OF WM II..............................................9
    SECTION 2.4 SHAREHOLDERS' MEETINGS OF WM II...............................10
    SECTION 2.5 MANAGER OF WM III.............................................11
    SECTION 2.6 SHAREHOLDERS' MEETINGS OF WM III..............................12
    SECTION 2.7 SCOPE AND ASSETS OF THE LUXCO HOLDINGS; LIABILITIES OF THE
                LUXCO HOLDINGS; CURRENT CAPITALIZATION OF THE LUXCO HOLDINGS..12
ARTICLE III   TRANSFER OF INTERESTS OF THE LUXCO HOLDINGS.....................13
    SECTION 3.1 TRANSFER RESTRICTIONS.........................................13
    SECTION 3.2 RIGHT OF FIRST OFFER..........................................14
    SECTION 3.3 TAG-ALONG RIGHTS..............................................16
    SECTION 3.4 DRAG-ALONG RIGHT..............................................17
    SECTION 3.5 RIGHT TO CONSENT..............................................18
ARTICLE IV    TRANSFER OF SHARES OF THE COMPANY...............................18
    SECTION 4.1 TRANSFER RESTRICTIONS.........................................19
    SECTION 4.2 RIGHT OF FIRST OFFER..........................................19
    SECTION 4.3 TAG-ALONG RIGHTS..............................................21
    SECTION 4.4 DRAG-ALONG RIGHT..............................................22
ARTICLE V     ADDITIONAL AGREEMENTS...........................................23
    SECTION 5.1 STANDSTILL; PARTICIPATION RIGHTS..............................23
    SECTION 5.2 APPOINTMENT OF DIRECTORS OF THE COMPANY; STATUTORY AUDITORS;
                CEO...........................................................24
    SECTION 5.3 FINANCIAL INFORMATION; ACCESS.................................26
    SECTION 5.4 CAPITAL INCREASE OF THE COMPANY...............................26
ARTICLE VI    TERM; TERMINATION...............................................27
    SECTION 6.1 TERM OF THE AGREEMENT.........................................27
    SECTION 6.2 EFFECTS OF TERMINATION........................................28
ARTICLE VII   REPRESENTATIONS AND WARRANTIES..................................28
    SECTION 7.1 REPRESENTATIONS AND WARRANTIES OF THE PARTIES.................28
    SECTION 7.2 NOTIFICATION OF CERTAIN MATTERS...............................29
ARTICLE VIII  INDEMNIFICATION.................................................29
ARTICLE IX    MISCELLANEOUS...................................................29
    SECTION 9.1 NOTICES.......................................................30
    SECTION 9.2 ENTIRE AGREEMENT..............................................32
    SECTION 9.3 SEVERABILITY..................................................33
    SECTION 9.4 LANGUAGE......................................................33
    SECTION 9.5 WAIVERS AND AMENDMENTS........................................33
    SECTION 9.6. SUCCESSOR AND ASSIGNS........................................33
    SECTION 9.7 NO ASSIGNMENTS................................................33
    SECTION 9.8 TAXES.........................................................33
    SECTION 9.9 CONFIDENTIALITY...............................................33
    SECTION 9.10 OBLIGATIONS SEVERAL AND NOT JOINT............................33
    SECTION 9.11 PUBLIC ANNOUNCEMENTS.........................................34
    SECTION 9.12 COSTS, EXPENSES..............................................34
    SECTION 9.13 COUNTERPARTS.................................................34
    SECTION 9.15 FURTHER ASSURANCES...........................................34
    SECTION 9.16 APPLICABLE LAW...............................................34
    SECTION 9.17 ARBITRATION..................................................34

                               LIST OF SCHEDULES

    Schedule 0.1             Shares of the Luxco Holdings in the Company
    Schedule 1.1             By-laws of the Luxco Holdings
    Schedule 2.7             Capitalization of the Luxco Holdings

                             SHAREHOLDERS' AGREEMENT
                             -----------------------


         THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is made as of March 27, 2006, by and among World Motor Holdings S. a r.l., a Luxembourg company ("WM Holding"), BS Investimenti S.g.r. S.p.A., an Italian company, acting in its capacity as manager of the fund "BS Investimenti IV" and on behalf of such fund ("BS1"), BS Private Equity S.p.A., an Italian company ("BS2" and, jointly with BS1, the "BS Entities"), Hospitals of Ontario Pension Plan, a Canadian pension plan ("HOOPP" and, together with WM Holding and the BS Entities, collectively, the "Investors" and each an "Investor"), World Motors S.A., a Luxembourg company ("WM"), World Motors Red S.c.A., a Luxembourg company ("WM II") and World Motors White S.c.A., a Luxembourg company ("WM III" and, jointly with WM and WM II, the "Luxco Holdings"). WM Holding, the BS Entities, HOOPP and the Luxco Holdings are referred to herein, collectively, as the "Parties" and, individually, as a "Party".

                                 R E C I T A L S

         WHEREAS, WM Holding owns all of the outstanding ordinary shares (class "A"), par value Euro 10, of WM, except for 1 (one) preferred share (class "B"), par value Euro 10, which is owned by BS1 and 1 (one) preferred share (class "B"), par value Euro 10, which is owned by HOOPP;

         WHEREAS, the BS Entities own all of the outstanding shares (class "A" and class "B"), par value Euro 1.25, of WM II, except for 1 (one) share (class "B"), par value Euro 1.25, which is owned by WM;

         WHEREAS, HOOPP owns all of the outstanding shares (class "A"), par value Euro 1.25, of WM III, except for 1 (one) share (class "B"), par value Euro 1.25, which is owned by WM;

         WHEREAS, WM II is managed by WM, as manager and by BS1, as second manager;

         WHEREAS, WM III is managed by WM, as manager;

         WHEREAS, WM, WM II and WM III own, in the aggregate and in the proportions set forth opposite to their respective names in Schedule 0.1 hereto, 47,808,010 ordinary shares, no par value, constituting, in the aggregate as of the date hereof, 30% (thirty percent) of the total issued and outstanding ordinary shares less one share (and without taking into account any shares owned by the company as treasury stock) of Ducati Motor Holding S.p.A., an Italian company (the "Company");

         WHEREAS, the Parties intend to enter into this Agreement providing for, inter alia, (i) certain rights and obligations of the Parties with respect to the governance of the Luxco Holdings and the Company and (ii) certain transfer restrictions with respect to the Shares (as defined below) and other interests owned by them and their Qualified Affiliates in the Luxco Holdings and the Company.

         NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements contained herein, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. (a) Capitalized terms used herein are used as defined in this Article I or as defined elsewhere in this Agreement.

         "Affiliate" means, with respect to any Person, an individual, corporation, partnership, firm, association, unincorporated organization or other entity, directly or indirectly, Controlling, Controlled by or under common Control with such Person.

         "Authority" means any national or foreign governmental, judicial, legislative, tax or administrative authority or any subdivision, agency, commission (including any stock exchange commission), bureau, court or office thereof.
         "By-laws" means the by-laws of each of the Luxco Holdings (in each case as amended and restated from time to time). A copy of the amended and restated by-laws of each of the Luxco Holdings as currently in effect is attached as
Schedule 1.1 hereto.

         "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in Milan (Italy), Toronto (Ontario, Canada), or Luxembourg (Luxembourg) are authorized or obligated to close by law, executive order or any regulations specifically applicable to banking institutions.

         "Confidential Information" means (i) this Agreement and any other agreement or document referred to herein or received in connection herewith or entered into in furtherance hereof, (ii) any information relating to the Company or any of the Parties or their respective Affiliates, and (iii) any other information that has been identified or marked as confidential information by a Party or any third party.

         "Control" (including the correlative meanings of the terms "Controlled by" and "under common Control with"), as used with respect to any Person, means
(i) the record or beneficial ownership, directly or indirectly (through one or more intermediates), of equity securities entitling such Person to exercise in the aggregate more than 50% of the voting rights in such Person, or (ii) the possession of the power to, directly or indirectly, (A) elect a majority of the board of directors (or equivalent governing body) of such Person, or (B) direct or cause the direction of the management and policies of or with respect to such Person, whether through ownership of securities, contract or otherwise.

         "Drag-along Minimum Price" means, with respect to the Shares of the Company, a price which is (i) not lower than 80% of the Fair Market Value of such Shares, if such Shares are publicly traded on a stock exchange market, or
(ii) equal to 100% of the Fair Market Value of such Shares, if such Shares are not publicly traded on a stock exchange market.

         "Drag-along Price" means the price per Share of the Shares of the Luxco Holdings owned by each Drag-along Investor and calculated as the fraction (x) the numerator of which is equal to the difference between (a) the product of the Price per Company's Share and the number of Shares of the Company owned by the relevant Luxco Holding and (b) the Net Financial Indebtedness of such Luxco Holding and (y) the denominator of which is equal to the number of the issued and outstanding Shares of such Luxco Holding, as determined by mutual agreement of the Investors or, in case of disagreement for more than five (5) Business Days, upon written request of WM Holding, by Mediobanca Banca di Credito Finanziario S.p.A., Merrill Lynch, PriceWaterhouseCoopers or Deloitte and Touche (whichever is engaged first), within ten (10) Business Days from the date of its engagement, whose determinations shall be final, conclusive and binding on the Parties and not appealable, and the fees and expenses of which will be paid by the Investors based on their respective Pro Rata Share.

         "Fair Market Value" means, as of any date of determination, on a per Share basis, (i) with respect to any Shares that are publicly traded on a stock exchange market, the average of the daily closing prices per Share on such stock exchange market, as reported by the Italian newspaper "Il Sole 24 ore", for the one-hundred and eighty (180) consecutive trading days immediately preceding the date on which a drag-along notice is delivered from WM or WM Holding to the other Luxco Holdings or to the other Investors in accordance with Sections 3.4 or 4.4 hereof or an Offer Notice or a Company Offer Notice is delivered by any Investor or any Luxco Holding in accordance with Sections 3.2 or 4.2 hereof; and
(ii) with respect to any Shares that are not publicly traded on a stock exchange market, the total amount per Share of the Shares of the Luxco Holdings, the Company, or other Person, as applicable, which a willing buyer would pay to a willing seller in an arm's length transaction, assuming that the buyer has conducted a due diligence standard for this type of transactions and that each party acts without undue pressure or compulsion to complete such transaction, as determined by Mediobanca Banca di Credito Finanziario S.p.A., Merrill Lynch, PriceWaterhouseCoopers or Deloitte and Touche, within ten (10) Business Days following its appointment by WM Holding or WM in the cases contemplated under Sections 3.4 or 4.4 hereof, or by the relevant offeror in the cases contemplated under Sections 3.2 or 4.2 hereof, it being understood that, in each case, the determinations of the investment bank or auditing firm so appointed shall be final, conclusive and binding on the Parties and not appealeable, and the fees and expenses thereof will be paid by the Luxco Holdings or the Investors, as the case may be, based on their respective Pro Rata Share.

         "Judgments" means any and all judgments, orders, writs, directives, rulings, decisions, injunctions, decrees, settlement agreements or awards of any Authority or arbitrator.

         "Just Cause" means (i) any material breach by any manager of WM II or WM III of (A) any duties imposed to such manager under Luxembourg Law or (B) the By-laws of such company or this Agreement, in each case unless such breaches are cured by such manager within twenty (20) Business Days from receipt by such manager of copy of a written resolution of the shareholders' meeting of the applicable Luxco Holding indicating the breach to be cured, or (ii) gross negligence, willful misconduct or fraud of such manager, in each case as resolved by the shareholders' meeting of WM II or WM III, as the case may be, without any veto right of the manager and as ascertained by an enforceable judgment (even if provisional) issued by a competent court.

         "Law" means any national, foreign or E.U. laws, orders, rules, directives, decrees, decisions or regulations of any Authority.

         "Lien" means any mortgage, pledge, hypothecation, easement, usufruct, charge, assignment, deposit arrangement, encumbrance, security interest, lien, fiduciary assignment and any security or similar agreement or third party right or defect of title or restriction of any kind or nature whatsoever.

         "Lock-up Period" means the period starting from the date hereof and ending on the first (1st) anniversary of the date hereof.

         "Net Financial Indebtedness" means, with respect to any Luxco Holding, at any applicable time, the algebraic difference between (x) all obligations of such Person (A) for money borrowed from banks, credit institutions or third parties (including any of its shareholders or any Qualified Affiliate thereof) upon which interest charges are paid or which are interest-free (including shareholders' loans and preferred equity certificates or similar securities, of any class or category whatsoever, whether convertible or not, together with the unpaid principal amount thereof and accrued interest thereon), (B) evidenced by a note, bond, debenture or similar instrument (including preferred equity certificates or similar securities, of any class or category whatsoever, whether convertible or not, and, together with the unpaid principal amount thereof and accrued interest thereon) and (y) all cash and cash equivalents of such Person.

         "Permitted Transfer" means any Transfer of Shares that is permitted under Sections 3.1 or 4.1 hereof.

         "Person" means an individual, corporation, partnership, trust, limited liability company, a branch of any legal entity, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

         "Price per Company's Share" means the price per Share of the Company offered to be paid by a prospective purchaser to WM Holding for each Share of the Company, which, unless otherwise indicated by such prospective purchaser, is equal to the fraction (x) the numerator of which is equal to the sum of (a) the product of the price offered to be paid by the prospective purchaser to WM Holding for each Share of WM and the number of the issued and outstanding Shares of WM and (b) the Net Financial Indebtedness of WM and (y) the denominator of which is equal to the number of Shares of the Company owned by WM.

         "Pro Rata Share" means, as of any date of determination, with respect to any Investor, such Investor's (indirect) pro rata share, expressed as a percentage, of the outstanding Shares of the Company owned by such Investor at such time out of the aggregate number of Shares of the Company owned by all the Investors as of such time.

         "representatives" means, with respect to any Person, any of such person's officers, directors, agents, employees and advisors.

          "Qualified Affiliate" means an Affiliate of any Investor(a) that has agreed in writing (i) to be bound, in respect of all of the Shares and other interests (including with respect to Permitted Indebtedness) it owns in any Luxco Holdings, by this Agreement, by executing a deed of adherence hereto in order to become a party hereunder and (ii) to Transfer, prior to ceasing to be an Affiliate of such Investor, all of the Shares and other interests it owns in any Luxco Holdings and all of its rights and obligations hereunder to such Investor; and (b) as to which such Investor has agreed in writing to be liable as a primary obligor for the obligations of such Qualified Affiliate hereunder and any other agreement or instrument executed and delivered by such Qualified Affiliate pursuant hereto.

         "Shares" means, collectively, any shares or other equity interests of any type or class issued by any Person (or any successor thereof) at any time, as well as any option, subscription, preemption or purchase right, warrant or other security to subscribe for or otherwise acquire shares or other equity interests in such Person (or any successor thereof), it being understood that such definition will also include any shares or other equity interests which may be issued in respect of, in exchange for or in substitution of such Shares, from time to time, by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

         "Tag-along Price" means the price per Share of the Shares of the Luxco Holdings owned by each Tag-along Investor and calculated as the product of the fraction (x) the numerator of which is equal to the difference between (a) the product of the Price per Company's Share and the number of Shares of the Company owned by the relevant Luxco Holding and (b) the Net Financial Indebtedness of such Luxco Holding and (y) the denominator of which is equal to the number of the issued and outstanding Shares of such Luxco Holding, as determined by mutual agreement of the Investors or, in case of disagreement for more than five (5) Business Days, upon written request of any Investor (with copies to the other Investors), by Mediobanca Banca di Credito Finanziario S.p.A., Merrill Lynch, PriceWaterhouseCoopers or Deloitte and Touche (whichever is engaged first) within ten (10) Business Days from the date of its engagement, whose determinations shall be final, conclusive and binding on the Parties and not appealable, and the fees and expenses of which will be paid by the Investors based on their respective Pro Rata Share.

         "Transfer" means to sell, contribute or otherwise transfer, in whole or in part, directly or indirectly, under any condition and in any way whatsoever (including by way of sale, issuance, merger, consolidation, spin-off, demerger, contribution or otherwise), in exchange of, or without, a consideration, whether monetary or non monetary; to pledge, create Liens, or encumber in any way, or to donate.

         "Voting Security" means any Shares entitled to vote in the election of directors of any Person or securities or rights convertible thereinto or exchangeable therefor.

         (b) In addition to the terms defined in clause (a) above, the following terms shall have the respective meanings given thereto in the sections indicated below:
         Defined Term:                                      Section:
         ------------                                       -------

         "A Directors"                                      Section 2.1(a)
         "Agreement"                                        Preamble
         "B Directors"                                      Section 2.1(a)
         "BS Entities"                                      Preamble
         "BS1"                                              Preamble
         "BS2"                                              Preamble
         "C Directors"                                      Section 2.1(a)
         "Company Drag-along Notice"                        Section 3.4
         "Company Offer Notice"                             Section 4.2
         "Company Reply Notice"                             Section 4.3(a)
         "Company Tag-along Notice"                         Section 4.3(a)
         "Company"                                          Recitals
         "Consent Notice"                                   Section 3.5
         "Drag-along Investor"                              Section 3.4
         "HOOPP"                                            Preamble
         "HR Firm"                                          Section 5.2(c)
         "ICC"                                              Section 9.13
         "Indemnitor"                                       Article VIII
         "Initial Term"                                     Section 6.1(a)
         "Investor Offerees"                                Section 3.2(a)
         "Investor" and/or "Investors"                      Preamble
         "Losses"                                           Section 2.1(c)
         "Luxco Holding Offerees"                           Section 4.2
         "Luxco Holdings"                                   Preamble
         "Offer Notice"                                     Section 3.2(a)
         "Offering Investor"                                Section 3.2(a)
         "Offering Luxco Holding"                           Section 4.2
         "Other Geeneral Partner of WM"                     Section 2.3(a)
         "Party" and "Parties"                              Preamble
         "Permitted Indebtedness"                           Section 2.7(a)
         "Pro Rata Portion"                                 Sections 4.3(a)
                                                            and 5.1
         "Renewal Term"                                     Section 6.1(a)
         "Reply Notice"                                     Section 3.3(a)
         "Tag-along Investors"                              Section 3.3(a)
         "Tag-along Luxco Holdings"                         Section 4.3(a)
         "Tag-along Notice"                                 Section 3.3(a)
         "Term"                                             Section 6.1(a)
         "WM"                                               Preamble
         "WM II Call Option Price"                          Section 2.3(c)
         "WM II Call Option Shares"                         Section 2.3(c)
         "WM II Call Option"                                Section 2.3(c)
         "WM II Managers"                                   Section 2.3(a)
         "WM II Option Closing"                             Section 2.3(c)
         "WM II Option Notice"                              Section 2.3(c)
         "WM II"                                            Preamble
         "WM III Call Option Price"                         Section 2.5(c)
         "WM III Call Option Shares"                        Section 2.5(c)
         "WM III Call Option"                               Section 2.5(c)
         "WM III Option Closing"                            Section 2.5(c)
         "WM III Option Notice"                             Section 2.5(c)
         "WM III"                                           Preamble
         "WM Holding"                                       Preamble

         Section 1.2 General Interpretative Principles. Whenever used in this Agreement, except as otherwise provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. Unless otherwise specified, the terms "hereof" and "herein" and similar terms refer to this Agreement as a whole (including any schedules hereto), and references herein to "Articles" or "Sections" refer to Articles or Sections of this Agreement.

                                   ARTICLE II

                        GOVERNANCE OF THE LUXCO HOLDINGS


         Section 2.1 Board of Directors of WM. (a) During the Term (as defined below), WM shall be governed by a board of directors consisting of five (5) directors of whom (i) three (3) shall be appointed upon designation of WM Holding (the "A Directors"), (ii) one (1) shall be appointed upon designation of BS1 (the "B Director"), and (iii) one (1) shall be appointed upon designation of HOOPP (the "C Director"). The board of directors of WM shall remain in office for a 3 (three)-year term. The annual compensation due to the directors in connection with their service as directors of WM is equal to Euro 5,000. Upon request of WM, any amounts paid to the B Director and the C Director in relation to their office as directors of WM shall be promptly reimbursed to WM by the BS Entities, with respect to the B Director, and by HOOPP, with respect to the C Director. In addition, directors will be entitled to reimbursement of reasonable out-of-pocket expenses incurred by them in connection with their service, unless otherwise decided by the shareholders' meeting of WM.

         (b) Should any member of the Board of Directors of WM cease from his or her office for any reason whatsoever, the substitute shall be elected upon designation of the Investor who designated such ceasing member of the board of directors.

         (c) If any of the Investors wishes to remove a director designated by it and elected pursuant to clause (a) of this Section 2.1 during such director's term as director of WM, such Investor shall give written notice to the other Investors informing them of its intention to remove the director. WM Holding shall then cause a shareholders' meeting of WM to be held in order to remove such director and each of the Investors shall take all such other actions as may be necessary or appropriate to effect such removal in accordance with such request, provided that the Investor requesting the removal shall indemnify and hold harmless the other Investors and WM from and against any and all liabilities, losses, damages, claims, costs and expenses (including, without limitation, reasonable attorney's fees) (collectively, "Losses") incurred or suffered by any of them or their respective Affiliates or representatives arising out of, relating to or based upon such removal.

         (d) The overall management of WM shall be the responsibility of the board of directors of WM, which, with the favorable vote of the simple majority of the directors of WM (provided that at least two (2) of the A Directors shall have voted in favor of such resolution), shall establish the policies and operating procedures of WM, manage the business and affairs of WM and exercise and direct all corporate powers of WM. Subject to applicable Law, the board of directors of WM may delegate its powers to one or more of the A Directors, it being understood that any decision of WM, in its capacity as manager of WM II and of WM III, regarding the management of WM II and/or WM III (other than any decision regarding the ordinary course of business thereof, which may be delegated to any A Director) (i) shall be of the exclusive competence of the board of directors of WM, (ii) may not be delegated and (iii) shall be taken by resolution of such board of directors with the favorable vote of the simple majority of the directors of WM present or duly represented at such meeting, provided that at least two (2) of the A Directors shall have voted in favor of such resolution.

         Section 2.2 Shareholders' Meetings of WM. All resolutions of any shareholders' meeting of WM shall be passed by a simple majority of the Shares present or represented and voting at such meeting, except if a different quorum or other majority or requirements are required by applicable Law; provided, however, that any resolutions of the shareholders' meeting of WM regarding any change of Articles 6, 7, 8, 10, 13 (last paragraph), 15 and 18 and Sections 9.3 and 9.5 of the By-laws of WM (including any change to any other articles or sections of the By-laws or the addition of any other articles or sections of the By-laws which affect such articles), shall be approved by the affirmative unanimous vote of the shareholders representing 100% of the capital of WM (it being understood that, to the extent that the proposed change does not have or would not reasonably be expected to have an adverse effect on the rights of HOOPP or the BS Entities under such By-laws, each of the shareholders of WM agrees to validly vote in favor of such change).

         Section 2.3 Managers of WM II. (a) During the Term, WM II shall be governed and managed by WM acting as its manager. In addition to WM, BS1 shall act as additional manager of WM II (the "Other Manager of WM II" and together with WM, collectively, the "WM II Managers"), and shall have powers limited to any decision regarding the implementation of the decisions validly taken by the shareholders' meeting of WM II with respect to the purchase or sale of Shares of the Company under Sections 4.2, 4.3 and 5.1(b) hereof, it being understood that WM shall not be entitled to take any decisions with respect to such matters. The WM II Managers shall remain in office for the Term, unless earlier removed in accordance with clause (b) of this Section 2.3. No fee, remuneration or compensation shall be due to the Managers in connection with their service as managers of WM II, except for reimbursement of reasonable out-of-pocket expenses incurred by them in connection with their service. No manager shall be liable to WM II, its shareholders or any other Person for any Losses arising out of any action taken or not taken by such manager in compliance with applicable Law and the By-laws or acting in good faith after receipt of opinion or advice of counsel or accountants selected by it, in each case in compliance with applicable Law and the By-laws. If the manager (or any of its Affiliates or representatives) is a party or is threatened to be made a party to any action, suit or proceeding (of any type whether civil, administrative or investigative) by reason of any alleged actions or omissions arising out of such manager's (or any of its representatives') activities acting on behalf of WM II, then WM II shall, to the fullest extent permitted by Law, indemnify and hold harmless the manager and each of its Affiliates and representatives from and against any and all Losses suffered or incurred by them arising out of or resulting from or in connection with such actions, suit or proceeding (excluding any Losses which arise from any event constituting Just Cause), provided that the manager has acted in compliance with applicable Law and the By-laws or in good faith after receipt of opinion or advice of counsel or accountants chosen by it, in each case in compliance with applicable Law and the By-laws.

         (b) WM may not be removed from its office as Manager of WM II for any reason whatsoever, except in the following cases:

         (i) in case of Just Cause;

         (ii) in case of any change of articles Articles 6, 7, 8, 10, 13 (last paragraph), 15 and 18and Sections 9.3, 9.5 of the By-laws of WM, unless resolved with the affirmative unanimous vote of the shareholders representing 100% of the capital of WM or unless required by mandatory provisions of Law (provided that in, such latter case alternative protective provisions having substantially the same effect are provided in favor of the BS Entities and HOOPP); or

         (iii) in case of removal for Just Cause of WM as manager of WM III.

         (c) The Other Manager of WM II may be removed from its office as Manager of WM II only by a decision of the shareholders' meeting of WM II passed by the BS Entities, or as otherwise provided by the By-laws of WM II, provided that, upon such removal, the Other Manager of WM II shall be promptly replaced with a Qualified Affiliate of BS1 acting as Other Manager of WM II.

         (d) In the event that WM is removed as manager of WM II in accordance with clause (b) of this section 2.3, then the BS Entities shall have the irrevocable option to purchase from WM (the "WM II Call Option") all of the Shares owned by WM in WM II at such time (the "WM II Call Option Shares") at a price (which may only be payable in cash) equal to their nominal value (the "WM II Call Option Price"). The WM II Call Option may be exercised by delivering to WM a written notice (a "WM II Option Notice") during a period of ten (10) Business Days following the removal of WM as manager of WM II. The closing of such sale (the "WM II Option Closing") shall occur as soon as reasonably practicable (but, in any event, within the later of (x) ten (10) Business Days following receipt of the WM II Option Notice by WM or (y) the second Business Day after the receipt of any necessary governmental approvals) at a time and place specified in writing by the BS Entities. At the WM II Option Closing, (i) the BS Entities (or a Qualified Affiliate thereof designated in writing to WM) shall pay or cause to be paid to WM the WM II Call Option Price by wire transfer of immediately available funds to the WM's bank account (all the necessary information of which shall be notified in writing to the buyer by WM at least five (5) Business Days prior to the WM II Option Closing), and (ii) WM shall (A) Transfer to the buyer title to the WM II Call Option Shares, free and clear of all Liens (other than those resulting from this Agreement or the By-Laws), and
(B) execute and deliver any such documents and instruments reasonably required to effect the sale of such WM II Call Option Shares, to the buyer, free and clear of any Liens (other than those resulting from this Agreement or the By-Laws). It is understood that WM shall not make to the BS Entities any representations and warranties regarding the WM II Call Option Shares other than with respect to powers and title. The buyer shall bear all stamp duties, transfer taxes, or similar governmental charges in connection with such sale. Each party shall bear its own fees and expenses of any attorneys, auditors, consultants or investment firms retained in connection with such sale.

         Section 2.4 Shareholders' Meetings of WM II. (a) All resolutions of any shareholders' meeting of WM II shall be passed by a simple majority of the Shares present or represented and voting at such meeting, except if a different quorum or other majority or requirements are required by applicable Law; provided, however, that any decision of the shareholders' meeting of WM II regarding any change of Articles 5 (penultimate and last paragraphs), 6, 8, 9, 10, 16, 17, 18, 20 of the By-laws of WM II (including any change to any other articles or sections of the By-laws or the addition of any other articles or sections of the By-laws which affect such articles), shall be approved by the affirmative unanimous vote of the shareholders representing 100% of the capital of WM II (including the vote of the Managers), it being understood that, to the extent that the proposed change does not have or would not reasonably be expected to have an adverse effect on the rights of WM under such By-laws, each of the shareholders of WM II agrees to validly vote in favor of such change.

         (b) The shareholders' meeting of WM II shall have exclusive competence to take any decision regarding (i) the purchase or sale of Shares of the Company under Sections 4.2, 4.3 and 5.1(b) hereof, (ii) the termination of this Agreement in accordance with Article VI hereof, and (iii) any issuance of Shares by WMII.
         Section 2.5 Manager of WM III. (a) During the Term, WM III shall be governed and managed by WM acting as its manager. WM shall remain in office for the Term, unless earlier removed in accordance with clause (b) of this Section
2.5. No fee, remuneration or compensation shall be due to WM in connection with its services as manager of WM III, except for reimbursement of reasonable out-of-pocket expenses incurred by it in connection with its service. The manager shall not be liable to WM III, its shareholders or any other Person for any Losses arising out of any action taken or not taken by the manager in compliance with applicable Law and the By-laws or acting in good faith after receipt of opinion or advice of counsel or accountants selected by it. If the manager (or any of its Affiliates or representatives) is a party or is threatened to be made a party to any action, suit or proceeding (of any type whether civil, administrative or investigative) by reason of any alleged actions or omissions arising out of such manager's (or any of its Affiliates' or representatives') activities acting on behalf of WM III, then WM III shall, to the fullest extent permitted by Law, indemnify and hold harmless the manager and each of its Affiliates and representatives from and against any and all Losses suffered or incurred by them arising out of or resulting from or in connection with such actions, suit or proceeding, excluding any Losses which arise from any event constituting Just Cause, provided that the manager has acted in compliance with applicable Law and the By-laws or in good faith after receipt of opinion or advice of counsel or accountants chosen by it.

         (b) WM may not be removed as manager of WM III for any reason whatsoever except in the following cases:

         (i) in case of Just Cause;

         (ii) in case of any change of Articles 6, 7, 8, 10, 13 (last paragraph), 15 and 18 and Sections 9.3, 9.5 of the By-laws of WM, which has or would reasonably be expected to have a material adverse effect on the rights of HOOPP thereunder, unless resolved with the affirmative unanimous vote of the shareholders representing 100% of the capital of WM or unless required by mandatory provisions of Law (provided that, in such latter case, alternative protective provisions having substantially the same effect are provided in favor of the BS Entities and HOOPP); or

         (iii) in case of removal for Just Cause of WM as manager of WM II.

         (c) In the event that WM is removed as manager of WM III in accordance with clause (b) of this section 2.5, then HOOPP (acting directly or through a Qualified Affiliate thereof) shall have the irrevocable option to purchase from WM (the "WM III Call Option") all of the Shares owned by WM in WM III at such time (the "WM III Call Option Shares") at a price (which may only be payable in cash) equal to their nominal value (the "WM III Call Option Price"). The WM III Call Option may be exercised by delivering to WM a written notice (a "WM III Option Notice") during a period of 10 (ten) Business Days following the removal of WM as manager of WM III. The closing of such sale (the "WM III Option Closing") shall occur as soon as reasonably practicable (but, in any event, within the later of (x) ten (10) Business Days following receipt of the WM III Option Notice by WM or (y) the second Business Day after the receipt of any necessary governmental approvals) at a time and place specified by HOOPP. At the WM III Option Closing, (i) HOOPP (or a Qualified Affiliate thereof designated in writing to WM) shall pay or cause to be paid to WM the WM III Call Option Price by wire transfer of immediately available funds to the WM's bank account (all the necessary information of which shall be notified in writing to the buyer by WM at least five (5) Business Days prior to the WM III Option Closing), and (ii) WM shall (A) transfer to the buyer title to the WM III Call Option Shares, free and clear of all Liens (other than those resulting from this Agreement or the By-Laws), and (B) execute and deliver any such documents and instruments reasonably required to effect the sale of such WM III Call Option Shares, to the buyer, free and clear of any Liens (other than those resulting from this Agreement or the By-Laws). The buyer shall bear all stamp duties, transfer taxes, or similar governmental charges in connection with such sale. It is understood that WM shall not make to HOOPP any representations and warranties regarding the WM II Call Option Shares other than with respect to powers and title. Each party shall bear its own fees and expenses of any attorneys, auditors, consultants or investment firms retained in connection with such sale.

         Section 2.6 Shareholders' Meetings of WM III. (a) All resolutions of any shareholders' meeting of WM III shall be taken by a simple majority of the Shares present or represented and voting at such meeting, except if a different quorum or other majority or requirements are required by applicable Law; provided, however, that any decision of the shareholders' meeting of WM III regarding any change of Articles 5 (penultimate and last paragraphs), 6, 8, 9, 10, 16, 17, 18, 20 of the By-laws of WM III (including any change to any other articles or sections of the By-laws or the addition of any other articles or sections of the By-laws which affect such articles), shall be approved by the affirmative vote of the shareholders representing 100% of the capital of WM III (including the vote of WM as manager), it being understood that, to the extent that the proposed change does not have or would not reasonably be expected to have an adverse effect on the rights of WM under such By-laws, each of the shareholders of WM III agrees to validly vote in favor of such change.

         (b) The shareholders' meeting of WM III shall have exclusive competence to take any decision regarding (i) the purchase or sale of Shares of the Company under Sections 4.2, 4.3 and 5.1(b) hereof, (ii) the termination of this Agreement in accordance with Article VI hereof, (iii) any issuance of Shares by WM III, and (iv) the exercise of HOOPP's rights under Section 2.5(b).

         Section 2.7 Scope and assets of the Luxco Holdings; Liabilities of the Luxco Holdings; Current capitalization of the Luxco Holdings. (a) Unless otherwise agreed in writing among the Investors, (i) the corporate scope of the Luxco Holdings shall be limited to the management (directly or indirectly, including, with respect to WM, through the management of the other Luxco Holdings) and Transfer of the Shares of the Company respectively held by them, and (ii) none of the Luxco Holdings shall have any assets other than (A) their respective Shares of the Company, (B) in case of a tender offer with respect to the Voting Securities of the Company effected by WM and/or any of the Luxco Holdings in accordance with Section 5.1(b) hereof, the Voting Securities of the Company so acquired, (C) in case of Transfer of Shares of the Company by any Luxco Holding to a third party against non-cash consideration in accordance with Sections 4.2, 4.3 or 4.4 hereof, such non-cash consideration received by them in consideration of such Transfer, and (D) cash and cash equivalents.

         (b) Unless otherwise agreed in writing among the Parties, none of the Luxco Holdings shall have any liabilities other than (i) shareholders' loans, preferred equity certificates or similar debt securities (whether convertible or not, of any type or class whatsoever), in each case funded or purchased by the applicable Investor or an Affiliate thereof or (ii) in case of a tender offer with respect to the Voting Securities of the Company effected by WM and or any of the Luxco Holdings in accordance with Section 5.1(b) hereof, senior or mezzanine financing provided by one or more internationally recognized banks or financial institutions in connection with such tender offer ("Permitted Indebtedness").

         (c) Schedule 2.7 hereto sets forth a true and accurate description of the capitalization of each Luxco Holding as of the date hereof. Each of the Investors shall promptly deliver to the other Investors an updated version of such Schedule 2.7 in case of any change of the capitalization of the applicable Luxco Holding.

                                   ARTICLE III

                   TRANSFER OF INTERESTS OF THE LUXCO HOLDINGS

         Section 3.1 Transfer Restrictions. (a) During the Term, in accordance with the By-laws of the Luxco Holdings, the Investors shall not Transfer title to or beneficial ownership of any Shares in the Luxco Holdings, other than in connection with the following Permitted Transfers and in compliance with clause
(b) of this Section 3.1: (i) any Transfer by any Investor of all or part of its Shares in the Luxco Holdings to a Qualified Affiliate thereof before or after the Lock-up Period (it being understood that, in the event that WM or BS1 transfers its Shares in WM II or WM III to a Qualified Affiliate, such transferee will automatically become the manager of such Luxco Holding); (ii) any Transfer by any Investor occurring after the Lock-up Period of all or part of its Shares to an unaffiliated third Person in a transaction which is subject to the right of first offer provided for in Section 3.2 hereof and in the By-laws of the Luxco Holdings and which complies with Section 3.3 hereof, provided that, as a condition to any such Transfer, the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties (it being understood that such requirement shall not apply in the event that, after giving effect to any Transfer under Sections 3.3 and 3.4, the BS Entities and HOOPP would cease to be shareholders of the relevant Luxco Holding); (iii) any Transfer of Shares in any Luxco Holdings under Sections 2.3(d), 2.5(c), 3.3 and
3.4 hereof; (iv) a pledge of the applicable Shares to a internationally recognized bank or financial institution made by any Investor (A) with the written consent of all of the Investors (provided that the Investor retains the voting rights on the applicable Shares and the applicable pledgee agrees in writing that any sale of such Shares under such pledge in case of foreclosure under the pledge agreement remains subject to the provisions of this Article
III) or (B) in connection with a tender offer with respect to the Voting Securities of the Company effected by WM and or any of the Luxco Holdings in accordance with Section 5.1(b) hereof; or (v) any Transfer by any Investor of all or part of its Shares in the Luxco Holdings that occurs before or after the Lock-up Period with the written consent of all the other Investors, provided that, as a condition to any such Transfer, the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties. Any attempt to Transfer any Shares in violation of this Section 3.1 shall be null and void ab initio and the applicable Luxco Holding shall have no obligation to register such interests in the name of the Transferee.

         (b) It is understood that any Investor Transferring any of its Shares of the applicable Luxco Holding hereunder (including under Sections 3.2, 3.3 and 3.4 hereof) shall also Transfer, as a condition to such Transfer, an equal percentage of unpaid principal amount of any Permitted Indebtedness together with accrued and unpaid interest thereon and all other rights and obligations relating thereto until the date of such Transfer.

         Section 3.2 Right of First Offer. (a) In the event that at any time after the end of the Lock-up Period, other than in connection with a Permitted Transfer to a Qualified Affiliate or with the written consent of all the other Investors, any Investor (such Investor, the "Offering Investor") intends to Transfer, or cause the applicable Luxco Holding to Transfer, its Shares in any Luxco Holdings to a third party, such Investor shall, in accordance with the By-laws, send a written notice (the "Offer Notice") to the other Investors (the "Investor Offerees") setting forth such Investor's desire to Transfer its Shares in the relevant Luxco Holding pursuant to this Section 3.2 and specifying, with respect to such proposed Transfer, the number of Shares, the purchase price per Share and all other material payment terms including, without limitation, the consideration (which may consist of cash or consideration other than cash), it being understood that, in the event that the Offering Investor is HOOPP or the BS Entities, the Offer Notice will also contain an irrevocable offer of the Offering Investor to sell to WM Holding or a Qualified Affiliate thereof all of the Shares owned by such Offering Investor in WM at their nominal value subject to the commitment by WM Holding or a Qualified Affiliate to acquire no less than its Pro Rata Portion of the Shares subject of the Offer Notice.

         (b) Each of the Investor Offerees shall have the right to purchase a number of Shares in the relevant Luxco Holding subject of the Offer Notice equal to its Pro Rata Portion (as defined in this clause (b)), at the terms and conditions set forth in the Offer Notice, it being understood that, in the event that WM Holding is one of the Investor Offerees, then WM Holding shall have the right to cause a Qualified Affiliate thereof to purchase all of the Shares owned by the Offering Investor in WM at the nominal value thereof. The Investor Offerees (or any of them) will have to notify to the Offering Investor their irrevocable election to purchase all (but not less than all) the Shares subject of the Offer Notice (and WM Holding will have to notify to the Offering Investor its irrevocable and unconditional election to cause a Qualified Affiliate thereof to purchase the Shares of WM subject of the Offer Notice) within fifteen
(15) Business Days from the date of receipt of the Offer Notice, specifying, in each case, if applicable, their irrevocable commitment to purchase also the Shares offered to the other Investor Offerees in the event that such Investor Offerees declined to purchase the Shares offered under the Offer Notice. For purposes of this Section 3.2, the term "Pro Rata Portion" shall mean a number of Shares of the relevant Luxco Holding equal to the fraction the numerator of which is the number of Shares of the Company owned (indirectly through the applicable Luxco Holding) by the applicable Investor Offeree and the denominator of which is the aggregate number of Shares of the Company owned (indirectly through the applicable Luxco Holding) by all of the Investor Offerees as of such time.

         (c) In the event that there has been a timely election by the Investor Offerees (or any one of them) to acquire all (but not less than all) the Shares subject of the Offer Notice, then the sale of such Shares shall close at a time and place selected by the Offering Investor or at such other time or place agreed among the parties in writing, but in any event within the later of (x) fifteen (15) Business Days from the date of receipt of the above election notice from the Investor Offerees (or any one of them) or (y) the second Business Day after the receipt of any necessary governmental approvals. At such closing, (i) the Investor Offerees (or any one of them), as the case may be, shall deliver to the Offering Investor the consideration to be exchanged for the offered Shares,
(A) in case of cash consideration, by wire transfer of immediately available funds to the bank account designated by the Offering Investors and (B) in case of non-cash consideration, at the direction of the Offering Investor, in each case by at least five (5) Business Days prior to such date, and (ii) the Offering Investor shall Transfer title to the Shares being sold and deliver all other documents required to effect the sale of such Shares in accordance with the same terms and conditions set forth in the Offer Notice. It is understood that the Offering Investor shall not make to the Investor Offerees any representations and warranties regarding the Shares being sold in accordance with this Section 3.2 other than with respect to powers and title. The purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale and shall otherwise pay its own costs and expenses in connection with such sale.

         (d) In the event that the Investor Offerees fail to notify the Offering Investor of their irrevocable election to purchase all (but not less than all) the Shares subject of the Offer Notice within the fifteen (15) Business Day period specified in clause (b) of this Section 3.2, the Offering Investor may Transfer, subject to Section 3.3, 3.4 and 3.5 hereof, all (but not less than all) the Shares subject of the Offer Notice to any third party within and no later than six (6) months following the date of delivery of the Offer Notice or such other longer term if the Transfer is made pursuant to Sections 3.3 or 3.4. If such Transfer is completed, upon written request of the other Investors, the Offering Investor will provide to the Investor Offerees written evidence that the Transfer to the third party has been completed at a price not lower than the price contained in the Offer Notice (and, in the event that such price is paid, in whole or in part, for consideration other than cash, evidence that the value of such non-cash consideration as of the date of delivery of the Offer Notice is equal to the Fair Market Value thereof) and substantially at the same terms and conditions set forth therein, provided, however, that no such Transfer shall be completed unless the Transferee executes a deed of adherence to this Agreement to become a party hereto.

         Section 3.3 Tag-along rights. (a) Without prejudice to Section 3.2 hereof, in the event that at any time after the end of the Lock-up Period, other than in connection with a Permitted Transfer to a Qualified Affiliate or with the written consent of all the other Investors, WM Holding wishes to Transfer any of the Shares it owns in WM to a third Person, WM Holding shall give to the other Investors (the "Tag-along Investors") written notice setting forth its intention to sell such Shares in WM, the proposed sale price (which shall include an indication of the Price per Company's Share, which may be payable in cash or in consideration other than cash) and any and all other material terms and conditions of such Transfer (the "Tag-along Notice") and, for fifteen (15) Business Days following the date of the Tag-along Investors' receipt of such Tag-along Notice, provided that such Investors have not timely exercised their right of first offer under Section 3.2 hereof, such Tag-along Investors shall have the right to deliver a reply notice (the "Reply Notice") to WM Holding setting forth their irrevocable and unconditional election to require WM Holding to include in the proposed sale contemplated by the Tag-along Notice an aggregate number of Shares owned by each Tag-along Investor respectively in WM II and WM III equal to their respective Pro Rata Portion (as defined in this clause (a)) if the Shares proposed to be sold by WM Holding do not exceed 50% of the outstanding Shares of WM and (ii) 100% of the Shares owned by each Tag-along Investor respectively in WM II and WM III, if the Shares proposed to be sold by WM Holding exceed 50% of the outstanding Shares of WM. For purposes of this
Section 3.3, the term "Pro Rata Portion" shall mean a number of Shares of the relevant Luxco Holding owned by the relevant Tag-along Investor which is equal to the product of (x) the number of issued and outstanding Shares of the relevant Tag-along Investor and (y) a fraction the numerator of which is the number of Shares of WM proposed to be sold by WM Holding and the denominator of which is the number of issued and outstanding Shares of WM.

         (b) Following the receipt of the Reply Notice, WM Holding shall be obligated to include in such sale the Shares set forth in the Reply Notice at a price per Share not lower than the Tag-along Price and substantially on the same terms and conditions set forth in the Tag-along Notice.

         (c) In the event there has not been a timely election by the Tag-along Investors to include their Shares in the sale proposed by WM Holding, then WM Holding may, within six (6) months following the date of delivery of the Tag-along Notice and without any further obligation to the Tag-along Investors, Transfer its Shares at a purchase price per Share not lower than the Tag-along Price and substantially at the same terms and conditions as those set forth in the Tag-along Notice. If such Transfer is completed, upon written request of the Tag-along Investors, WM Holding will provide to the Tag-along Investors evidence that the Transfer to the third party has been perfected at a purchase price per Share not lower than the price indicated in the Tag-along Notice and substantially on the same terms and conditions set forth in the Tag-along Notice.

         (d) In the event the BS Entities and/or HOOPP have timely delivered Reply Notice, the sale by WM Holding of the Shares set forth in the Tag-along Notice and the sale by the BS Entities and/or HOOPP of their Shares shall take place simultaneously and, on the closing date and place which shall be communicated by WM Holding to the Tag-along Investors in writing, the Tag-along Investors (or any of them) shall (A) Transfer title to the prospective Transferee of the Shares being sold, free and clear of all Liens and (B) execute and deliver any such documents and instruments (including the same representations and warranties provided by WM and its Qualified Affiliates in respect to the Shares being sold, provided that the sellers will use their reasonable best efforts to negotiate with the prospective purchaser that any liability for breach of representations and warranties will be several and not joint among the sellers and provided, further, that in the event that they do not succeed in obtaining such limitation, in the internal relations among the sellers the liability shall be allocated pro rata to the Shares sold) required to effect the Transfer of title to such Shares to the prospective Transferee, free and clear of any Liens. All costs and expenses incurred by the Investors in connection with such transaction shall be borne by them in proportion to the Shares being sold (excluding, for the avoidance of doubt, any fees paid or to be paid to any of the Parties or any Affiliate thereof). Unless otherwise agreed with the purchaser, the purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale.

         Section 3.4 Drag-along Right. Notwithstanding any other provision of this Agreement, if at any time after the Lock-up Period a bona fide firm offer from an unaffiliated third Person to acquire (by merger, sale of assets or stock or otherwise directly or indirectly in one or a series of related transactions), at a price implying a Price Per Company's Share not lower than the Drag-along Minimum Price, 90% or more of the Shares in WM owned by WM Holding is received by WM Holding, then WM Holding may require the other Investors (each, a "Drag-along Investor") to Transfer to the prospective Transferee all of their respective Shares owned by them in the applicable Luxco Holdings simultaneously with the Transfer of the Shares in WM to be sold by WM Holding, by delivering a written notice to the other Investors (which shall include an indication of the Price per Company's Share) in which it irrevocably elects to include in such proposed Transfer to the prospective Transferee all (and not less than all) the Shares in the Luxco Holdings of such Investors, which shall be obliged to Transfer to the prospective Transferee all of the Shares owned by them in the applicable Luxco Holding, simultaneously with the direct or indirect Transfer of the Shares in WM to be sold by WM Holding or otherwise participate in such transaction (or series of related transactions) at a price per Share equal to the Drag-along Price (which implies a Price Per Company's Share not lower than the Drag-along Minimum Price and may be payable in cash or in consideration other than cash) and at the same terms and conditions as WM Holding. To the extent appropriate, each Investor agrees to vote all of the Shares of the Luxco Holdings held by it in favor of such transaction and, in general, take any action which is necessary or appropriate in connection therewith. If the Transfer contemplated by this Section 3.4 is proposed to be effected, the closing date and place shall be communicated by WM Holding to the other Drag-along Investors in writing with a prior notice of fifteen (15) Business Days and the other Investors shall (A) Transfer title to the prospective Transferee of the Shares being sold, free and clear of all Liens, and (B) execute and deliver any such documents and instruments (including the same representations and warranties provided by WM Holding in respect to the Shares being sold, provided that the sellers will use their reasonable best efforts to negotiate with the prospective purchaser that any liability for breach of representations and warranties will be several and not joint among the sellers and provided, further, that in the event that they do not succeed in obtaining such limitation, in the internal relations among the sellers the liability shall be allocated pro rata to the Shares sold) reasonably required to effect the Transfer of title to such Shares to the prospective Transferee, free and clear of any Liens. All costs and expenses incurred by the Investors in connection with such transaction shall be borne by them on a pro rata basis on the number of Shares included by each of the Investors in such Transfer (excluding, for the avoidance of doubt, any fees paid or to be paid to any of the Parties or any Affiliate thereof). Unless otherwise agreed with the purchaser, the purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale.

         Section 3.5 Right to Consent. In the event that at any time after the end of the Lock-up Period, other than in connection with a Permitted Transfer to a Qualified Affiliate or with the written consent of all the other Investors, the BS Entities or HOOPP wish to Transfer any of the Shares they own respectively in WM II and WM III to a third Person, and the other Investors have not exercised their rights under Section 3.2 hereof, such Investor shall deliver to WM a written notice (the "Consent Notice") setting forth its irrevocable intention to Transfer such Shares respectively in WM II or WM III, indicating the name of the prospective purchaser and requesting to WM to give its consent with respect to the Transfer of Shares described in the Consent Notice. The relevant Investor shall provide promptly to WM any information, reasonably requested by WM, which may be necessary or useful in order to evaluate the prospective purchaser. Within ten (10) Business Days following the date of WM's receipt of such Consent Notice, WM shall send to the relevant Investor a written notice granting or denying its consent to the proposed Transfer, it being understood that (i) WM's consent may not be unreasonably withheld or delayed;
(ii) WM shall grant its consent in case the proposed Transferee is a an internationally recognized financial institution, institutional investor or an industrial company which is not active (directly or indirectly, through any of its Affiliates) in the same business as the business conducted by the Company or its subsidiaries; and (iii) in case WM denies its consent to the proposed Transfer, WM shall indicate in writing to the relevant Investor the reasons of such denial and shall deliver or cause to be delivered an irrevocable written offer of one or more alternative prospective purchasers willing to acquire such Shares at the price and at substantially at the same terms and conditions indicated in the Consent Notice; it being understood that, in case of failure by WM to indicate such prospective purchasers within thirty (30) Business Days from the date of receipt of the Consent Notice, the consent shall be deemed granted. If, following the above procedure, WM denies to give its consent to the Transfer of Shares proposed in the Consent Notice, then the relevant Investor may not Transfer such Shares to the proposed purchaser.

                                   ARTICLE IV

                        TRANSFER OF SHARES OF THE COMPANY

         Section 4.1 Transfer Restrictions. During the Term and in accordance with the by-laws of the Company, the Luxco Holdings shall not Transfer title to or beneficial ownership of any Shares of the Company, other than in connection with the following Permitted Transfers: (i) any Transfer by WM occurring after the expiration of the Lock-up Period of all or part of its Shares in the Company to a third party in a transaction which is subject to the right of first offer provided for in Section 4.2 hereof, provided that, as a condition to any such Transfer, the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties (it being understood that such requirement shall not apply in the event that, after giving effect to any Transfer under Sections 4.3 and 4.4, WM II and WM III would cease to be shareholders of the Company); (ii) any Transfer by WM II or WM III occurring after the expiration of the fifth (5th) anniversary of the date hereof (provided that the Initial Term has been renewed and that, if not renewed, such obligation shall be effective until the expiration of the Term) of all (and not less than all) of their Shares in the Company to any Person in a transaction which is subject to the right of first offer provided for in Section 4.2 hereof, provided that, as a condition to any such Transfer, the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties; (iii) any Transfer by any Luxco Holding of its Shares in the Company under Sections 4.2, 4.3 and 4.4 hereof; or
(iv) a pledge of the applicable Shares to an internationally recognized bank or financial institution made by any Luxco Holding (A) with the written consent of all of the Investors (provided that the Luxco Holding retains the voting rights on the applicable Shares and the applicable pledgee agrees in writing that any sale of such Shares under such pledge in case of foreclosure under the pledge agreement remains subject to the provisions of this Article IV) or (B) in connection with a tender offer with respect to the Voting Securities of the Company effected by WM and/or any of the Luxco Holdings in accordance with
Section 5.1(b) hereof.

         Section 4.2 Right of First Offer. (a) Without prejudice to Section 4.1 hereof, in the event that any Luxco Holding (such Person, the "Offering Luxco Holding") intends to Transfer its Shares in the Company to a third party, it shall send a written notice (the "Company Offer Notice") to the other Luxco Holdings (the "Luxco Holding Offerees") setting forth its desire to sell the Shares of the Company owned by it pursuant to this Section 4.2, specifying with respect to such proposed sale, the number of Shares, the purchase price per Share and all other material payment terms including, without limitation, the consideration payable (which may be cash or consideration other than cash).

         (b) Each of the Luxco Holding Offerees shall have the right to purchase a number of Shares in the Company subject of the Offer Notice equal to its Pro Rata Portion (as defined in this clause (b)), at the terms and conditions set forth in the Company Offer Notice. The Luxco Holding Offerees (or any one of them) will have to notify to the Offering Luxco Holding their irrevocable election to purchase all (but not less than all) of the Shares subject of the Company Offer Notice within fifteen (15) Business Days from the date of receipt of the Company Offer Notice, specifying, in each case, if applicable, their irrevocable commitment to purchase also the Shares offered to the other Luxco Holding Offeree in the event that such Luxco Holding Offeree declined to purchase the Shares offered under the Company Offer Notice. For purposes of this
Section 4.2, the term "Pro Rata Portion" shall mean a number of Shares of the Company equal to the product of (x) the total number of Shares of the Company proposed to be sold by the Offering Luxco Holding and (y) a fraction the numerator of which is the number of Shares of the Company owned by the applicable Luxco Holding Offeree and the denominator of which is the aggregate number of Shares of the Company owned by all the Luxco Holding Offerees as of such time.

         (c) In the event that there has been a timely election of the Luxco Holding Offerees (or any one of them) to acquire all (but not less than all) of the Shares subject of the Company Offer Notice, then the sale of such Shares shall close at a time and place selected by the Offering Luxco Holding or at such other time or place agreed among the parties in writing, but in any event within fifteen (15) Business Days from the date of receipt of the above election notice from the Luxco Holding Offerees (or any one of them). At such closing,
(i) the Luxco Holding Offerees (or any one of them), as the case may be, shall deliver to the Offering Luxco Holding the consideration to be exchanged for the offered Shares, (A) in case of cash consideration, in immediately available funds to the bank account designated by the Offering Luxco Holding and (B) in case of non-cash consideration, at the direction of the Offering Luxco Holding, in each case at least five (5) Business Days prior to such date, and (ii) the Offering Luxco Holding shall Transfer title to the Shares being sold, free and clear of any Liens (other than those resulting from this Agreement or the By-Laws), and deliver all other documents required to effect the sale of such Shares in accordance with the same terms and conditions set forth in the Company Offer Notice. It is understood that the Offering Luxco Holding shall not make to the Luxco Holding Offerees any representations and warranties regarding the Shares being sold in accordance with this Section 4.2 other than with respect to powers and title. The purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale and shall otherwise pay its own costs and expenses in connection with such sale.

         (d) In the event that the Luxco Holding Offerees fail to notify the Offering Luxco Holding their irrevocable election to purchase all (but not less than all) the Shares subject of the Company Offer Notice within the fifteen (15) Business Day period specified in clause (b) of this Section 4.2, the Offering Luxco Holding shall be free to Transfer all (but not less than all) the Shares subject of the Company Offer Notice to any third party within and no later than six (6) months following the date of delivery of the Company Offer Notice or such other longer term if the Transfer is made pursuant to Sections 4.3 or 4.4. If such Transfer is completed, upon written request of the Luxco Holding Offerees, the Offering Luxco Holding will provide to the Luxco Holding Offerees written evidence that the Transfer to the third party has been perfected at a price not lower than the price contained in the Company Offer Notice (and, in the event that such price is paid, in whole or in part, for consideration other than cash, evidence that the value of such non-cash consideration as of the date of delivery of the Company Offer Notice is equal to the Fair Market Value of the Shares subject to the Company Offer Notice) and substantially at the same terms and conditions set forth therein, provided, however, that no such Transfer shall be completed unless the Transferree executes a deed of adherence to this Agreement as a party hereto.

         Section 4.3 Tag-along rights. (a) Without prejudice to Sections 4.1 and
4.2 hereof, in the event that at any time after the end of the Lock-up Period WM wishes to sell any of the Shares of the Company owned by it to a third Person, WM shall give to the other Luxco Holdings (the "Tag-along Luxco Holdings") written notice setting forth its intention to sell such Shares in the Company and all the material terms and conditions of such Transfer (including the price, which may be payable in cash or in consideration other than cash) (the "Company Tag-along Notice") and, for fifteen (15) Business Days following the date of the Tag-along Luxco Holdings' receipt of such Company Tag-along Notice, provided that such Luxco Holdings have not exercised their right of first offer under
Section 4.2 hereof, each of the Tag-along Luxco Holdings shall have the right to deliver a reply notice (the "Company Reply Notice") to WM setting forth its irrevocable election to require WM to include in the proposed sale contemplated by the Company Tag-along Notice (i) an aggregate number of Shares of the Company owned by each Tag-along Luxco Holding equal to its Pro Rata Portion (as defined in this clause (a)) of Shares in the Company offered for sale by WM, if such percentage does not exceed 50% of the Shares of the Company owned by WM and (ii) all of the Shares of the Company owned by each Tag-along Luxco Holding, if the percentage of Shares of the Company offered in sale by WM exceeds 50% of the Shares of the Company owned by WM, in each case, at a purchase price per Share not lower than the price indicated in the Company Tag-along Notice. For purposes of this Section 4.3, the term "Pro Rata Portion" shall mean a number of Shares of the Company equal to the product of (x) the total number of Shares of the Company owned by the applicable Tag-along Luxco Holding and (y) a fraction, the numerator of which shall be the number of Shares of the Company proposed to be sold by WM and the denominator of which is the total number of Shares of the Company owned at such time by WM.

         (b) Following the receipt of the Company Reply Notice, WM shall be obligated to include in such sale the Shares set forth in the Company Reply Notice at a purchase price per Share not lower than the price indicated in the Company Tag-along Notice (or at a higher price) and substantially on the same terms and conditions set forth in the Company Tag-along Notice.

         (c) In the event there has not been a timely election by the Tag-along Luxco Holdings (or any of them) to include their Shares in the sale proposed by WM, then WM may, within six (6) months following the date of delivery of the Company Tag-along Notice and without any further obligation to the Tag-along Luxco Holdings, Transfer its Shares at a purchase price per Share not lower than the price indicated in the Company Tag-along Notice and substantially at the same terms and conditions indicated in the Company Tag-along Notice. If such Transfer is completed, upon written request of the Tag-along Luxco Holdings, WM will provide to the Tag-along Luxco Holdings written evidence that the Transfer to the third party has been perfected at a price per Share not lower than the price set forth in the Company Tag-along Notice and substantially on the same terms and conditions set forth in the Company Tag-along Notice.

         (d) In the event there has been a timely election by any of the Tag-along Luxco Holdings to include its Shares of the Company in a proposed sale, the sale by WM of the Shares set forth in the Company Tag-along Notice and the sale by the Tag-along Luxco Holdings of their Shares as set forth in the Company Reply Notice shall take place simultaneously and, on the closing date and place which shall be communicated by WM to the Tag-along Luxco Holdings in writing, WM and the Tag-along Luxco Holdings (or any of them) shall (A) Transfer title to the prospective Transferee of the Shares being sold, free and clear of all Liens, and (B) execute and deliver any such documents and instruments (including the same representations and warranties as those provided by WM in respect to the Shares being sold) reasonably required to effect the Transfer of title to such Shares to the prospective Transferee, free and clear of any Liens. All costs and expenses incurred by the Luxco Holdings in connection with such transaction (excluding, for the avoidance of doubt, any fees paid or to be paid to any of the Parties or any Affiliate thereof) shall be borne by them on a pro rata basis on the number of Shares of the Company (considered on a fully-diluted basis) included by each of the Luxco Holdings in such Transfer. Unless otherwise agreed with the purchaser, the purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale.

         Section 4.4 Drag-along Right. Without prejudice to Section 4.1 hereof, if at any time after the Lock-up Period, a bona fide offer from an unaffiliated third Person to purchase (by merger, sale of assets or stock or otherwise, directly or indirectly in one or a series of related transactions), at a price not lower than the price per Share offered to WM and, in any event, at a price not lower than the Drag-Along Minimum Price (which may be payable in cash or in consideration other than cash), 90% or more of the Shares of the Company owned by WM is received by WM, then WM may require the other Luxco Holdings to Transfer to the prospective Transferee all of the Shares of the Company owned by them simultaneously with the Transfer of the Shares of the Company to be sold by WM, by delivering a written notice (the "Company Drag-along Notice") to the Luxco Holdings in which it elects to include in such proposed Transfer to the prospective Transferee all (and not less than all) the Shares of the Company of such Luxco Holdings, which shall be obliged to Transfer to the prospective Transferee all of the Shares of the Company owned by them, simultaneously with the Transfer of the Shares in the Company to be sold by WM or otherwise participate in such transaction (or series of related transactions) at a price per Share of the Company not lower than the price indicated in the Company Drag-along Notice and on the same terms and conditions as WM. If the Transfer contemplated by this Section 4.4 is proposed to be effected, the closing date and place shall be communicated by WM to the Luxco Holdings in writing with a prior notice of fifteen (15) Business Days, at such closing, WM and the Luxco Holdings shall (A) Transfer title to the prospective Transferee of the Shares being sold, free and clear of all Liens, and (B) execute and deliver any such documents and instruments (including the same representations and warranties as those provided by WM in respect to the Shares being sold) reasonably required to effect the Transfer of title to such Shares to the prospective Transferee, free and clear of any Liens. All costs and expenses incurred by the Luxco Holdings in connection with such transaction shall be borne by them on a pro rata basis on the number of Shares of the Company (considered on a fully-diluted basis) included by each of the Luxco Holdings in such Transfer (excluding, for the avoidance of doubt, any fees paid or to be paid to any of the Parties or any Affiliate thereof). Unless otherwise agreed with the purchaser, the purchaser shall pay any transfer taxes or similar governmental charges in connection with such sale.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         Section 5.1 Standstill; Participation Rights. (a) Each of the Parties agrees that, during the Term, neither it nor any of its representatives or Affiliates nor the representatives of any of the foregoing, acting alone or in concert with others, shall in any manner, without all of the Investors' prior written consent, (i) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way knowingly assist (including, without limitation, through the provision of financing) any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, any acquisition of beneficial ownership of any Voting Securities of the Company; (ii) form, join or in any way participate in a "group" or "shareholders agreements" (other than this Agreement) with respect to any Voting Securities of the Company; (iii) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company (it being understood that any representative of the Investors who serves as a director of the Company may continue to so serve and to exercise his or her fiduciary obligations to the Company and its shareholders in this capacity); (iv) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in sub-clause (i) above; or (v) enter into discussions or arrangements with any third party with respect to any of the matters set forth in sub-clauses (i) through (iv) above; provided, however, that anything in the foregoing to the contrary notwithstanding, WM and WM Holding, at their sole discretion, shall be entitled at any time to (A) offer, commence and effect a voluntary tender offer seeking to acquire, directly or indirectly, acting alone or with others, not less than 100% of the Voting Securities of the Company in compliance with clause (b) below and (B) after the completion of such tender offer, and provided that as a result of such offer WM or WM Holding, acting alone or with others, shall own 30% or more of the Voting Securities of the Company, during each twelve (12)-month period thereafter, acquire, directly or indirectly, acting alone or with others, not more than 3% of the Voting Securities of the Company in compliance with clause (b) below, it being understood that none of the limitations provided under this clause (a) and this proviso (B) will apply if WM or WM Holding, acting alone or with others, will own more than 50% of the Voting Securities of the Company. In case of breach of any of the agreements set forth in this Section 5.1, the defaulting Party shall
(1) indemnify and hold harmless the other Parties from and against any and all Losses incurred or suffered by any of them, or any of their respective Affiliates or representatives, arising out of, relating to or based upon such breach; and (2) promptly provide, or cause to be provided, at its sole cost and expense, adequate financial means to fund any obligation of the other Parties in connection with a mandatory tender offer with respect to any of the outstanding Voting Securities of the Company.

         (b) In the event that WM or WM Holding intends to offer, commence or effect a voluntary tender offer to acquire not less than 100% of the Voting Securities of the Company or acquire other Voting Securities of the Company as permitted under clause (a) above, such transaction will be effected by WM, acting alone or with others or together with the other Luxco Holdings that have elected to participate in such transaction at the terms set forth in this clause
(b), at the purchase price and at the other terms and conditions decided by WM in its sole discretion and as specified in a notice to be delivered by WM to the other Luxco Holdings. Each Luxco Holding shall then have the right to acquire in such transaction a number of Voting Securities of the Company not exceeding its pro-rata portion of the Voting Securities held by it as of the applicable date, by delivering a written notice to WM setting forth its irrevocable election to acquire such Voting Securities of the Company and its commitment to acquire also the Voting Securities of the Company that the other Luxco Holding does not wish to acquire, in each case at not less than one hundred percent (100%) of the purchase price per Voting Security and on the same terms and conditions as specified in WM's notice. It is understood that in case of a timely election by any Luxco Holding to acquire any Voting Securities of the Company under this clause (b), WM and such Luxco Holding shall be obliged to timely fund or guarantee, and each relevant Investor shall timely provide the applicable Luxco Holding with, on a prorata basis based on the number of Voting Securities of the Company proposed to be acquired by each of them, all necessary debt financing and/or equity contributions in sufficient aggregate amount in order to allow WM and the applicable Luxco Holdings to acquire the Voting Securities of the Company proposed to be acquired by them and pay any fees and expenses in connection with the transactions contemplated by WM's notice or the financing thereof, acknowledging that its obligations are not subject to, or conditional on, obtaining financing or other conditions. In the event that WM II or WM III fails to deliver such notice within five (5) Business Days from the date of delivery of WM's notice or elects to exercise such rights with respect to less than such Luxco Holding's pro-rata portion, the other Luxco Holdings shall be entitled to acquire such Voting Securities of the Company with respect to which such Luxco Holding shall not have exercised its rights under this Section 5.1(b).

         Section 5.2 Appointment of Directors of the Company; Statutory Auditors; CEO. (a) During the Term, as promptly as practicable upon receipt of a notice, or any of the Investors' actual knowledge (prior to receiving such notice), of call of any shareholders' meeting of the Company at which directors and/or statutory auditors (if applicable) are up for election, the board of directors of WM will meet to discuss and prepare the slate of candidate directors to be deposited and proposed by WM at such shareholders' meeting in accordance with the Company's by-laws. It is understood that, unless otherwise agreed in writing among the Investors, such list will be composed as follows and in the following order (except, with respect to the last candidate designated by the A Directors, as set forth in sub-clause (y) of the proviso below): (i) the A Directors will have the right to propose the first candidates on a sub-list equal to 60% of the total directors (rounded up to the nearest next whole) (the applicable portion of which will be disinterest outside directors and will have the requirements provided by the Company's by-laws), (ii) the B Director will have the right to propose the other candidates on a sub-list equal to 30% of the total directors (rounded down to the nearest next whole) (the applicable portion of which will be disinterest outside directors and will have the requirements provided by the Company's by-laws), and (iii) the C Director will have the right to propose the final candidates on a sub-list equal to 10% of the total directors (rounded down to the nearest next whole), provided that (x) the total number of the members to be elected to the board of directors will be determined by the A Directors at their sole discretion and shall not be less than eleven
(11) nor more than twelve (12), (y) the C Director will have the right to designate at least one (1) director of the Company and one (1) of the candidates proposed by the A Directors shall be listed as the last candidate on the slate to be presented at the shareholders' meetings of the Company, and (z) any disinterested outside directors (so-called "consiglieri indipendenti") to be appointed in accordance with the Company's by-laws will be appointed as to 50% out of the total number thereof (rounded up to the nearest next whole) by the A Directors and as to 50% out of the total number thereof (rounded down to the nearest next whole) by the B Director. Following such selection, at any meeting (or any adjournment or postponement thereof) of the shareholders' meeting of the Company held after the date hereof for purposes of electing new directors of the Company, WM shall (i) deposit the above candidate directors' slate with the Company, (ii) appear at such meeting or otherwise cause the Voting Securities of the Company owned by the Luxco Holdings to be counted as present thereat for purposes of establishing a quorum, and (iii) vote (or cause to be voted), in person or by proxy, all of such Voting Securities in favor of the approval of the election of such slate, in accordance with the terms of the Company's by-laws and other organizational documents. If the by-laws of the Company are amended, the Parties will agree to amend this Section 5.2 in order to reflect mutatis mutandis the above principles.

         (b) In the event that the by-laws of the Company are modified so as to reintroduce a board of auditors, (i) the B Director, after consultation with the C Director, will have the right to propose to WM one (1) member for election to such board of auditors and (ii) the A Directors will have the right to propose to WM another member for election to such board of auditors, it being understood that the third member will be appointed by the minority shareholder(s) of the Company in accordance with applicable Law.

         (c) Unless otherwise agreed among the Investors, WM will use its best efforts to cause the first candidate of the sub-list proposed by the A Directors to be proposed as candidate CEO of the Company. If the B Director or the C Director disagrees on the identity of such candidate for sound and reasonable business reasons (such as a not reputable professional track record), unless an alternative candidate is proposed by the A Directors (and such alternative candidate is accepted by the B Director and the C Director provided that the B Director and the C Director may disagree on the identity of such new candidate only for sound and reasonable business reasons), upon request of the dissenting Director, the board of directors of WM will consult one of the following firms:
Egon Zehnder International, Heidrick & Struggles, Russel Reynolds and Eric Salmon & Partners (the "HR Firm") to propose, within and no later than thirty
(30) Business Days thereafter, a list of candidates selected among well-reputed managers, from which the board of directors of WM, by simple majority of the directors then in office and with the vote of at least two (2) A Directors, will designate the candidate CEO. It is understood that the list proposed by the HR Firm may not include the name of the CEO proposed by the A Directors in respect of which the B Director or the C Director has expressed his or her disagreement. The cost of the HR Firm shall be entirely borne by the BS Entities if the B Director has expressed his or her disagreement or by HOOPP if the C Director has expressed his or her disagreement. It is understood that the A Directors will be free to choose from the sub-list proposed by them the director to be replaced following the above procedure. It is further understood that in no event the disagreement on, and the time required for the selection of, the candidate CEO in accordance with this clause (b) shall delay or prevent in any way the deposit of the candidate directors' slate prepared in accordance with clause (a) of this
Section 5.2 and the voting by WM of the candidates designated therein.

         Section 5.3 Financial Information; Access. (a) All financial information relating to the Company and its subsidiaries which is available to WM and may be disclosed by it to the Investors as long as they directly or indirectly hold Shares of the Company without violating any applicable securities Laws will be, as promptly as reasonably practicable after receipt thereof, disclosed by it to the other Investors, provided that, to the extent required by applicable securities Laws or by the Company, each of the Investors will enter into a confidentiality agreement in form and substance reasonably acceptable to the Company and the Investors.

         (b) Without prejudice to the terms set forth in Articles III and IV hereof, upon written request of any Investor, the other Investors shall use their respective best efforts to grant to potential purchasers of Shares of the Company or of any Luxco Holding access to the information of the Company or any Luxco Holding reasonably requested by such purchasers to the extent and within the limits permitted by applicable Law, provided that, in any case, such potential purchasers will enter into a confidentiality agreement in form and substance reasonably acceptable to the Company and the Investors.

         Section 5.4 Capital Increase of the Company. The Investors acknowledge and agree that, prior to date hereof, the Company has approved a capital increase for an aggregate amount equal to Euro 80,000,000 to be offered for subscription to each of its shareholders (the "Capital Increase") and that, in connection with such Capital Increase, the Company, and Investindustrial Holdings S.A. (as Affiliate of WM holding) has entered into a preliminary underwriting agreement with UniCredit Banca Mobiliare S.p.A. whereby UniCredit Banca Mobiliare S.p.A. has undertaken to enter into a definitive underwriting agreement with the Company and the Luxco Holdings at the terms and conditions set forth therein in order to underwrite the portion of such Capital Increase which is not subscribed by the Company's shareholders (other than the Luxco Holdings) or third parties in the open market. In furtherance of the foregoing,
(i) each of the Luxco Holdings agrees to subscribe, and each of the Invesots agrees to cause to be subscribed by the applicable Luxco Holding, such Luxco Holding's pro-rata portion of the Capital Increase based on its holdings of Company's Shares on the date hereof and (ii) each of the Investors agrees to provide each applicable Luxco Holding with adequate debt financing and/or equity contributions in sufficient aggregate amount that, if funded in accordance with their terms, will provide sufficient funds to allow such Luxco Holding to pay to the Company the subscription price of the Shares subscribed by it and pay any fees and expenses in connection with the transactions contemplated hereby or the financing thereof, acknowledging that its obligations hereunder are not subject to, or conditional on, obtaining financing. In addition to the foregoing, each of the Luxco Holdings hereby agrees to enter into an underwriting agreement with UniCredit Banca Mobiliare S.p.A. and the Company substantially at the terms of the above preliminary underwriting agreement and to perform its obligations thereunder.

                                   ARTICLE VI

                                TERM; TERMINATION

         Section 6.1 Term of the Agreement. (a) This Agreement will be effective for a period (the "Initial Term") starting from the date hereof and ending (i) with respect to all the Parties, on the third (3rd) anniversary of the date hereof or, in case of renewal of the Initial Term in accordance with clause (b) of this Section 6.1, at the end of the last Renewal Term not renewed in accordance with clause (b) of this Section 6.1; or (ii) with respect to any Investor, the earlier date on which such Investor and any of its Qualified Affiliates shall cease to be a shareholder of the relevant Luxco Holding following a Permitted Transfer hereunder (provided that the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties and provided, further, that such requirement shall not apply in the event that, after giving effect to any Transfer under Sections 3.3 and 3.4, the relevant Investor would cease to be shareholders of the relevant Luxco Holding); or (iii) with respect to any Luxco Holding, the earlier date on which such Luxco Holding shall cease to be a shareholder of the Company (x) following a Permitted Transfer hereunder (provided that the Transferor shall have procured that the Transferee agrees to adhere to this Agreement as if it were a party hereunder by entering into a deed of adherence with the other Parties and provided, further, that such requirement shall not apply in the event that, after giving effect to any Transfer under Sections 4.3 and 4.4, WM II and WM III would cease to be shareholders of the Company) or (y) in the events provided under mandatory applicable securities Laws.

         (b) At the expiry of the Initial Term, the Agreement will be automatically renewed for additional terms of three (3) years (each of such terms, a "Renewal Term" and, together with the Initial Term, collectively the "Term"), unless earlier terminated by any Party by mean of written notice, at least twelve (12) months prior to the expiration of the Initial Term or the Renewal Term.

         Section 6.2 Effects of Termination. In the event of termination of this Agreement in accordance with Section 6.1 hereof, this Agreement shall thereafter cease to have effect and no Party shall have any liability to the other Party or any of its Affiliates, directors, officers, employees, shareholders and partners, except for Section 5.3(a) and Articles VIII and IX hereof, which will survive in accordance with their respective terms and except that nothing herein will relieve any Party from liability for a breach of any provision of this Agreement or limit or restrict the rights or remedies of any Party against the other Party for any breach of this Agreement.

                                   ARTICLE VII

                         REPRESENTATIONS AND WARRANTIES

         Section 7.1 Representations and Warranties of the Parties. As an inducement to the other Parties to enter into this Agreement, each Party represents and warrants to the other Parties that:

         (a) Organization and Authority. It is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full power, authority and legal right to own, lease and operate its properties and to carry on its business as now conducted and to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on its part.

         (b) Execution and Delivery. This Agreement has been duly and validly executed and delivered by its legal representative and (assuming due execution and delivery by the other Parties) constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as such enforcement may be limited by any applicable bankruptcy Laws.

         (c) No Conflict. The execution and delivery of, and performance by it of its obligations under, this Agreement (i) does not and will not result in a violation of, or be in conflict with, any provision of its organizational or authorizing documents, result in a violation of, or be in conflict with, any term or provision of, any Law, governmental rule, judgment or order of any Authority applicable to or binding upon it or any of its properties; and (ii) does not constitute a breach of or default under any material contract, agreement or other instrument to which it is a party or by which it or any of its properties is bound.

         (d) No Default. It is not in default under any material mortgage, loan agreement, deed of trust or other agreement evidencing indebtedness to which it is party or by which it is bound, or in violation of, or in default under, any Law, which default or violation would materially and adversely affect its ability to perform its obligations under this Agreement.

         (e) Consents and Approvals. The due execution, delivery and performance of this Agreement by it do not and will not require any consent, approval, authorization, or other order of or action by any governmental authority or regulatory body or any other third party, other than such consents, approvals and authorizations as have been obtained by it on or prior to the date hereof and are in full force and effect on the date hereof.

         (f) No Litigation. There is no claim, action, suit, proceeding, inquiry or investigation pending or, to the best of its knowledge threatened, against it before or by any Authority or regulatory body, which purports to affect the transactions contemplated hereby or would materially and adversely affect its ability to perform its obligations under this Agreement.

         Section 7.2 Notification of Certain Matters. Each of the Parties shall give prompt notice to the other Parties of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any respect during the Term; or (ii) such Party to fail to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.2 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice.

                                  ARTICLE VIII

                                 INDEMNIFICATION

         Each Party (an "Indemnitor") shall indemnify and hold harmless the other Parties and their respective Affiliates and each of their respective successors and assigns and the representatives thereof from and against all Losses suffered or incurred by them arising out of or resulting from (i) the breach of any representation or warranty made by the Indemnitor in this Agreement or (ii) the breach of any covenant or agreement by the Indemnitor contained in this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         Section 9.1 Notices. All notices or other communications required or permitted by this Agreement shall be effective upon receipt and shall be in writing and delivered personally or by overnight courier, or sent by facsimile, as follows:

         (a) if to WM Holding, to:

             World Motor Holdings S. a r.l.
             51 Avenue J-F Kennedy
             L-1855 Luxembourg
             Attention: Emmanuel Famerie
             Facsimile: +352 421 961

             with a copy (which shall not constitute notice) to:

             Chiomenti Studio Legale
             Via G. Verdi, 2
             20121 Milano, Italy
             Attention: Avv. Carlo Croff and Avv. Franco Agopyan
             Facsimile: +39 02 7215 7224

         (b) if to BS 1, to:

             BS Investimenti SGR S.p.A.
             Via P. Verri, 8
             20121 Milano, Italy
             Attention: Antonio Perricone
             Facsimile: +39 02 7621 1340

             with a copy (which shall not constitute notice) to:

             Dewey Ballantine
             Via Fratelli Gabba, 4
             20121 Milano, Italy
             Attention: Avv. Bruno Gattai and Avv. Nicola Brunetti
             Facsimile: +39 02 30309340

         (c) if to BS 2, to:

             BS Private Equity S.p.A.
             Via P. Verri, 8
             20121 Milano, Italy
             Attention: Antonio Perricone
             Facsimile: +39 02 7621 1340

             with a copy (which shall not constitute notice) to:

             Dewey Ballantine
             Via Fratelli Gabba, 4
             20121 Milano, Italy
             Attention: Avv. Bruno Gattai and Avv. Nicola Brunetti
             Facsimile: +39 02 30309340

         (d) if to HOOPP, to:

             Hospital of Ontario Pension Plan
             One Toronto Street, Suite 1400
             Toronto, Ontario (Canada) M5C 3B2
             Attention: Andy Moysiuk, Vice President,
             Private Equity and Special Situations
             Facsimile: +1 416 947 7130

             with a copy (which shall not constitute notice) to:

             Blake, Cassels & Graydon LLP
             199 Bay Street, Suite 2800
             Commerce Court West
             Toronto, Ontario (Canada) M5L 1A9
             Attention: Kim Harle, Esq.
             Facsimile: +1 416 8632653

         (e) if to WM, to:

             World Motors S.A.
             51 Avenue J-F Kennedy
             L-1855 Luxembourg
             Attention: Emmanuel Famerie
             Facsimile: +352 26095340

             with a copy (which shall not constitute notice) to:

             Chiomenti Studio Legale
             Via G. Verdi, 2
             20121 Milano, Italy
             Attention: Avv. Carlo Croff and Avv. Franco Agopyan
             Facsimile: +39 02 7215 7224

         (f) if to WM II, to:

             World Motors Red S.c.A.
             c/o BS Private Equity S.p.A.
             Via P. Verri, 8
             20121 Milano, Italy
             Attention: Antonio Perricone
             Facsimile: +39 02 7621 1340

             with a copy (which shall not constitute notice) to:

             Dewey Ballantine
             Via Fratelli Gabba, 4
             20121 Milano, Italy
             Attention: Avv. Bruno Gattai and Avv. Nicola Brunetti
             Facsimile: +39 02 30309340

         (g) if to WM III, to:

             World Motors White S.c.A.
             c/o Hospital of Ontario Pension Plan
             One Toronto Street, Suite 1400
             Toronto, Ontario (Canada) M5C 3B2
             Attention: Andy Moysiuk, Vice President,
             Private Equity and Special Situations
             Facsimile: +1 416 947 7130

             with a copy (which shall not constitute notice) to:

             Blake, Cassels & Graydon LLP
             199 Bay Street, Suite 2800
             Commerce Court West
             Toronto, Ontario (Canada) M5L 1A9
             Attention: Kim Harle, Esq.
             Facsimile: +1 416 8632653

         or to such other address as hereafter shall be furnished as provided in this Section 9.1 by any Party to the other Parties. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by facsimile, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

         Section 9.2 Entire Agreement. This Agreement (including any schedules hereto) sets forth the entire understanding and agreement between the Parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent among the Parties, in each case, written or oral, of any and every nature with respect thereto.

         Section 9.3 Severability. In the event that any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby as long as the remaining provisions do not fundamentally alter the relations among the parties and the parties shall negotiate and agree a fair revision of this Agreement so as to replace the invalid, illegal or unenforceable provisions with provisions as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable.

         Section 9.4 Language. The English language shall be the language used for the interpretation and construction of this Agreement.

         Section 9.5 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless made in writing and executed by both Parties, referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement.

         Section 9.6. Successor and Assigns. This Agreement shall inure to the benefit of the Parties and their respective successors and permitted assigns.

         Section 9.7 No Assignments. None of the Parties may assign (directly or indirectly in whole or in part) any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties.

         Section 9.8 Taxes. Except as otherwise provided herein, each Party shall be solely responsible for the payment of all taxes imposed on it in connection with this Agreement.

         Section 9.9 Confidentiality. During the Term, unless otherwise agreed to in writing by the Parties, each of the Parties shall, and shall cause its Affiliates and its representatives, agents and advisors to, keep and hold in confidence, any and all Confidential Information, unless such information is (i) or becomes available to or known by the public generally through no fault of the disclosing Party, (ii) otherwise available to the disclosing Party without restriction or breach of any confidentiality agreement, (iii) necessary for the consummation of the transactions contemplated hereby, (iv) requested to be disclosed by any Authority or under applicable provision of Law or stock exchange rules (provided that prior to disclosing any such information pursuant to this sub-clause (iv), such Party shall, if possible, give prior written notice to the other Parties), or (v) necessary to disclose in order to comply with any statutory or contractual obligation to report to any Person (provided that in the case of this sub-clause (v), any such Person shall be (A) strictly prohibited from making any use of, publishing or otherwise disclosing to others such Confidential Information and (B) agree to be bound by a confidentiality agreement on terms and conditions at least as restrictive as those contained herein with the disclosing Party not to disclose such confidential information to other Persons).

         Section 9.10 Obligations Several and not Joint. All rights and obligations deriving from this Agreement to each of the Parties shall be several and not joint, with the exceptions of the rights and obligations of the BS Entities, which shall be joint and several.

         Section 9.11 Public Announcements. No public announcement concerning the terms of this Agreement shall be made by any Party or its Affiliates without the prior written consent of the other Parties unless such public announcement is made in order to comply with an obligation required by Law or stock exchange regulation, in which case the Parties shall use their best efforts to consult with each other and agree the form and content of such disclosure prior to the announcement.

         Section 9.12 Costs, Expenses. Each Party shall, save to the extent expressly provided herein to the contrary, be responsible for its own costs and expenses incurred in the preparation, negotiation and execution of this Agreement and the documents to be entered into as referred to herein.

         Section 9.13 Counterparts. This Agreement may be executed, and exchanged via facsimile or equivalent means, in six or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 9.14 Time of the Essence. Time is of the essence with respect to all provisions of this Agreement that specify a time for performance; provided, however, that the foregoing shall not be construed to limit or deprive any Party of any of its rights or grace periods provided hereunder.

         Section 9.15 Further Assurances; Inconsistencies. (a) Each Party shall cooperate and take such action as may be reasonably requested by any other Party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby, including by filing, or causing to be filed, any statement which is necessary or appropriate under applicable Law (including Italian securities Laws and the U.S Securities and Exchange Act of 1934, each as amended from time to time, and the rules promulgated thereunder) in connection herewith.

         (b) To the extent that any provision of this Agreement conflicts with or is inconsistent with the By-laws, then this Agreement shall control and prevail among the Parties.

         Section 9.16 Applicable Law. This Agreement is governed by, and construed according to, the Laws of Luxembourg.

         Section 9.17 Arbitration. (a) Any dispute, claim or controversy arising from, relating to, or in connection with this Agreement, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the "ICC"), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Agreement. The arbitral tribunal shall consist of three arbitrators, all three of whom shall be lawyers. The arbitration shall be conducted by three (3) arbitrators appointed in accordance with the ICC Rules. In multi-party disputes there shall be also three (3) arbitrators, all of which to be appointed by the ICC. The place of arbitration shall be Paris (France). The language of the arbitration shall be English. No arbitrator shall be an Affiliate, employee, officer or director of either Party or of their respective Affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute. The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns. The decision shall not be subject to appeal. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral tribunal. The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance). Nothing in this section shall be construed as preventing either Party from seeking conservatory or similar interim relief in aid of arbitration, including but not limited to a preliminary injunction or attachment in aid of the arbitration, in any court of competent jurisdiction. A request for such interim or conservatory measure by a Party to a court shall not be deemed a waiver of this agreement to arbitrate.

         (b) Except as set forth in the penultimate sentence of the preceding paragraph, by signing this Agreement, the Parties are agreeing to have all disputes, claims or controversies arising out of or relating to this Agreement decided by arbitration, and are waiving any rights they might possess to have those matters litigated in a court or jury trial. Each Party's agreement to this arbitration is voluntary.

                            [signatory page follows]

         IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above written.

                                              WORLD MOTOR HOLDINGS S. A R.L.

                                        By: /s/ Emmanuel Famerie
                                            ----------------------------------
                                            Name:  Emmanuel Famerie
                                            Title: Manager

                                              BS INVESTIMENTI S.G.R. S.P.A.

                                        By: /s/ Antonio Perricone
                                            ----------------------------------
                                            Name:  Antonio Perricone
                                            Title: Chairman

                                              BS PRIVATE EQUITY S.P.A.

                                        By: /s/ Antonio Perricone
                                            ----------------------------------
                                            Name:  Antonio Perricone
                                            Title: Chairman

                                              HOSPITALS OF ONTARIO PENSION PLAN

                                        By: /s/ Andy Moysiuk
                                            ----------------------------------
                                            Name:  Andy Moysiuk
                                            Title: Vice President, Private
                                                   Equity and Special Situations

                                        By: /s/ Andrew Veerasammy
                                            ----------------------------------
                                            Name:  Andrew Veerasammy
                                            Title: Portfolio Manager

                                              WORLD MOTORS S.A.

                                        By: /s/ Emmanuel Famerie
                                            ----------------------------------
                                            Name:  Emmanuel Famerie
                                            Title: Director


                                              WORLD MOTORS WHITE S.C.A.

                                        By: /s/ Emmanuel Famerie
                                            ----------------------------------
                                            Name:  Emmanuel Famerie
                                            Title: Manager

                                              WORLD MOTORS RED S.C.A.

                                        By: /s/ Emmanuel Famerie
                                            ----------------------------------
                                            Name:  Emmanuel Famerie
                                            Title: Manager

                                                                    SCHEDULE 0.1
                                                                    ------------


                SHARES OF THE COMPANY OWNED BY THE LUXCO HOLDINGS

--------------------------------------------------------------------------------
                               WM               WM II            WM III
--------------------------------------------------------------------------------
Shares of the Company      24,821,919        11,144,047        11,842,044

--------------------------------------------------------------------------------

                                                                    SCHEDULE 1.1
                                                                    ------------


                          BY-LAWS OF THE LUXCO HOLDINGS

                                                                    SCHEDULE 2.7
                                                                    ------------


                      CAPITALIZATION OF THE LUXCO HOLDINGS


--------------------------------------------------------------------------------
  (Euro ml.)                                WM       WM II      WM III   Total
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Equity                                     2.1        1.6        1.0     4.7
--------------------------------------------------------------------------------
Shareholders' loan (interest-free)         21.1       9.5        10.1    40.6
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Funding                              23.2       11.1       11.1    45.3
--------------------------------------------------------------------------------